Exhibit 99.2

LogicMark (Q2 2025 Earnings)
August 12, 2025

Corporate Speakers:

●	Chia-Lin Simmons; LogicMark, Incorporated; Chief Executive Officer

●	Mark Archer; LogicMark, Incorporated; Interim Chief Financial Officer

Participants:

●	Marla Marin; Zacks Small Cap Research; Analyst

PRESENTATION

Operator: Good afternoon, and thank you for participating in today’s Second Quarter 2025 Conference Call. Our speakers today will be Chia-Lin Simmons, Chief Executive Officer, and Mark Archer, Chief Financial Officer.

During this call, management will be making forward-looking statements, including statements that address LogicMark’s expectations for future performance or operational results and anticipated product launches.

Forward-looking statements involve risk and other factors that may cause actual results to differ materially from those statements. For more information about this risk, please refer to the risk factors described in LogicMark’s most recently filed annual report on Form 10-K and subsequent periodic reports filed with the SEC and LogicMark’s press release that accompanies this call, in particular the cautionary statements in it.

Statements made on this call may include references to non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934, including adjusted EBITDA, which is reconciled to the mostly -- I’m sorry -- the most directly comparable GAAP financial measures. Management believe that non-GAAP adjusted EBITDA provides investors with insight into the company’s overall operating performance.

The content of this call contains accurate, time-sensitive information as of today, August 12, 2025. Except as required by law, LogicMark disclaims any obligation to publicly update or revise any information to reflect events or circumstances that occur after this call. It is now my pleasure to turn the call over to Chia-Lin Simmons. Please go ahead.

Chia-Lin Simmons: Thank you, [Carmen]. And good afternoon, everyone. I appreciate you joining us today to discuss our recent results. The second quarter was strong for LogicMark. We delivered 22% year-over-year revenue growth, our strongest pace in recent years. This performance reflects the traction we’ve gained from recent investments in product innovation, go-to-market strategy, and team expansion. Our focus remains clear, delivering affordable, innovative personal safety solutions that create long-term value for both of our customers and shareholders.

LogicMark operates in a growing care economy, addressing the evolving needs of families, caretakers, and individuals through our personal safety and emergency response technologies. Our mission is to support aging in place and peace of mind across generations by building technology lifelines. Whether for an elderly parent, an independent adult, or a child who needs quick access to help, this need isn’t going away, and households are increasingly prioritizing safety and independence.

LogicMark is uniquely positioned to serve this durable, expanding demand with differentiated technology and thoughtful design. Information that we’ve been gathering for the past several years through our research, customer engagement, and industry studies continues to validate our business model. A recent study by the AARP and National Alliance for Caregiving highlights the quiet but growing caregiving crisis in the United States. An estimated 63 million Americans, or nearly one in four adults, are now providing ongoing care for others. This comprises 59 million supporting adults and 4 million caring for children with complex health needs. This represents a surge of 20 million caregiving adults since 2015, a 45% increase.

Many of these caregivers are dedicating 40 or more hours a week with a third having provided care for five years or more. This personal toll is profound. Nearly half reported serious financial strain, including debt, reduced savings, and food insecurity. Their own health is often neglected due to the demands of caregiving, yet few receive formal training or support. This mounting pressure on family caregivers has positioned them as an unrecognized backbone of the U.S. healthcare system, performing unpaid complex care across all demographics, often at great personal sacrifice. Our product and R&D teams continue to innovate to meet these challenges.

In the second quarter, we saw growth from newer devices like the Freedom Alert Mini, which we launched last year. In our recently upgraded Guardian Alert 911 Plus, we’re focused on continuing to deliver a hardware plus software ecosystem that adapts to real-life needs. This includes new features like AI-enabled fall detection, cost-effective solutions tailored towards families and seniors, and a forward roadmap that provides for medicine reminder capability with an expected rollout in just a few weeks. We’re also continuing to expand our IP portfolio, further enhancing our competitive position, long-term value proposition, and licensing capabilities. Our development of sensor-enabled environments enhance safety, responsiveness, and independence for vulnerable individuals.

By integrating data from wearables, in-home sensors, and environmental monitors, our technology enables real-time incident detection, including falls, inaction, and unusual movements, helping provide emergency alerts that are both accurate and timely. At the core of this ecosystem is our patent care processing platform, which intelligently correlates signals from a range of inputs such as microphones, speakers, video, and other sensors to reduce false alarms and improve caregiver response.

Products like the Freedom Alert Max and Mini provide features such as two-way communication, 24-7 U.S.-based monitoring, geofencing for memory care in Alzheimer’s patients, and caregiver app integration, all designed to support aging in place and provide peace of mind. We’ve made great strides in our solutions offerings that allow us to move not just from offering responsive technology, but predictive and preventive technology as well.

We continue to use AI and software services to bring more value and solutions for our customers’ complex care needs, while providing the company additional recurring revenue opportunities through the new offerings. To capture this momentum, we’re investing in sales leadership and partner engagement. Recently, we appointed Jeffrey Durkin as SVP of sales to lead our B2B expansion efforts.

We’re also revitalizing our reseller program by enabling better partner support and improved reach to the end customer. You may have seen that we are expanding our presence at industry conferences and deepening relationships across institutional and government channels, including those tied to our GSA contracts. We believe investments in all these initiatives will accelerate our multi-channel growth trajectory in the quarters ahead.

As we previously announced, our transition to the OTC market was completed in the second quarter, allowing us to focus more fully on business execution. With a strengthened cash position and no long-term debt, we’re well positioned to drive forward. Our foundation is strong, rooted in innovation, channel expansion, and operational rigor. We believe the work that we’re doing today will generate meaningful and lasting value.

With that, I’ll turn it over to Mark to walk through our financial results.

Mark Archer: Thank you, Chia-Lin. I’m happy to report on our strong financial results. Revenue for the second quarter of 2025 was $2.9 million, up 22% year-over-year and up 10% from this year’s first quarter. Our second quarter growth was fueled by higher sales of our Freedom Alert Mini and the upgraded Guardian Alert 911 Plus PERS units. For the second quarter of 2025, gross profit was $1.9 million, up 24% compared to the same quarter last year, and gross margin improved by 99 basis points to 67.5%, reflecting a favorable shift in product mix toward higher margin offerings.

Response to our upgraded Guardian Alert 911 Plus unit has been strong, and with the addition of fault detection in this upgraded unit, we were able to take pricing, which has provided margin enhancement. Total operating expenses were $4.1 million versus $3.6 million in the second quarter of 2024. The 12% increase was driven by costs related to recruiting efforts to grow the sales team, as well as higher consulting and legal fees. Net loss attributable to common shareholders for the second quarter was $2.1 million, unchanged compared with the same period last year.

On a fully diluted basis, there was no loss or gain per share compared to a net loss per share of $24.12 for the same period last year. This improvement in the net loss per share was attributable to the higher number of weighted average common shares outstanding in the current quarter. Now, looking forward to the last six months, total revenue reached $5.4 million, up 10% from the same period last year.

Gross profit of $3.6 million was up 8% to prior year, and our six-month gross margin was 65.6%. Total operating expenses were $8.1 million for the six-month year-to-date period, up 12% from the same period last year. Higher legal and consulting fees, along with an increase in non-cash depreciation expense, drove the increase. Net loss attributable to common shareholders year-to-date was $4.4 million, up from $3.9 million in the same period last year. On a fully diluted basis, our net loss per share was $0.02 compared to a net loss per share of $45.30 for the same period last year.

During the first quarter of 2025, the company completed a registered public offering of units and pre-funded units, consisting of common stock warrants and pre-funded warrants, resulting in gross proceeds of $14.4 million, providing us with plenty of dry powder to ramp up our sales and marketing efforts going forward.

Our cash and investments balance at the end of the quarter was $13 million. Looking forward, we’re focused on expanding our PERS and aging-in-place solutions, continuing to grow recurring revenue opportunities, and scaling institutional and government channels where we see strong demand signals.

With that, I’ll turn the call back over to the operator to open the lineup for questions.

QUESTIONS AND ANSWERS

Operator: Thank you so much. (Operator Instructions) And we have a question from the line of Marla Marin with Zacks. Please go ahead.

Marla Marin: Thank you. So it was a very strong quarter, and it sounds like the product mix is really starting to skew in a very good direction. Can you talk a little bit about your customer mix as you try to become a safety and security company for a broad range of demographics? Thank you.

Chia-Lin Simmons: Thank you so much for the question. So, I just want to make sure I reiterate the question. There was a little bit of a background noise there. The question was, can we speak to a little bit of the product mix in terms of channel mix as well? So today, we are still heavily skewed towards a government sector business with a growing interest and growth in sort of the B2B business. So in terms of mix, we are still much more heavily skewed towards our Medical Alerts PERS business as we sort of start to look at gaining growth and opportunities in terms of this personal safety space.

Obviously, Jeff has only very recently joined us. We are focused on trying to bring a new, I would call it, one segment over opportunities. And so today, a lot of the focus that Jeff is bringing on and our new Director of B2B Sales, Michelle, is bringing on is what I would call one adjacency business over. It’s in the categories of senior living, independent living, and all of those sort of category areas. That is, again, very similar to our traditional medical alerts product business. However, as we are looking at bringing on more marketing and business development and sales focus, you will see us continue to grow sort of areas where that seems a little bit more of a stretch into our safety category area for products like Aster.

And that would be, you know, potentially a focus on education space, for example, for Aster and some of these other areas. And so we are in the process, in the mix, Marla, of trying to build a business that is shifting towards and adding on more onto the safety category space. But it’s what we’ve been doing really well.

And so we continue to sort of drive towards that as we, again, want to make sure that we put the proper and the right amount of focus on the new category areas. So it is moving along, and a good clip that perhaps, you know, not as a clip that we are focused on today with the hires that we have, but we hope to sort of share more with you guys along those lines as well as we bring on more staff members that can actually help us with new category areas.

Marla Marin: Okay. That makes sense. Thank you. And then I have a follow-up housekeeping question. Obviously in the press, we’re hearing an awful lot about cutbacks and reduced funding to certain government agencies. In your ongoing discussions with the VA, a long-term partner, how confident are you that there will be no change there that might impact the company?

Chia-Lin Simmons:It’s very hard to say whether or not we’re going to see no change. I mean, I think there will be change. To say that there’s no change would be crazy. I think that we will continue to see change within the VA as well as the government sector, and to be candid, I don’t know how much we can or can’t anticipate those aspects. We have not seen a slowdown in terms of the demand for the needs of the VA for their aging veterans population. The reality is that people continue to age, especially the veterans, and they still need the help that we provide, so we have not seen a slowdown there.

I think that when we look at, and this is based on just what we’ve ourselves seen in the news, so we don’t have any special sort of viewpoints and are not provided additional viewpoints from the VA, is that when we see changes within sort of the VA ecosystem, it has much more to do with administrative pieces of it, but less in terms of cutbacks necessarily for the veterans themselves at this point.

We have not seen the cutback in terms of veterans being able to be given a device that we’ve seen today, and you’ll notice I’m using very carefully the word as we see today. We don’t anticipate a slowdown because, again, there’s just a consistent sort of flow of people who are aging and needing help, and, you know, but do we think that there will be shifts and changes? Absolutely. Most likely in the category area of who we work with on a day-to-day to make orders and to facilitate probably more administrative work on the VA.

Marla Marin: Okay. Thank you very much.

Operator: Thank you so much. (Operator Instructions) As I see no further questions in the queue, I will turn the call back to Chia-Lin Simmons for closing remarks.

Chia-Lin Simmons: Thank you, [Carmen]. In closing, I want to reiterate that our mission at LogicMark is to make personal safety accessible and empower people to live with dignity and independence. Achieving that mission requires staying deeply connected to the evolving needs of the care and safety economy. As part of that effort, we’re wrapping up a survey and looking forward to sharing what we’ve learned soon with all of you.

I’m proud of how our team is executing by balancing innovation, operational rigor, and strategic focus. We’re excited about what’s ahead, and we’re grateful to our employees, customers, partners, and shareholders for their continued support. Thank you so much.

Operator: And this concludes our conference for today. Thank you all for participating, and you may now disconnect.